UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2007

HINES HORTICULTURE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24439	33-0803204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12621 Jeffrey Road, Irvine, California 92620
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 559-4444

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

(  ) Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
(  ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
(  ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
(  ) Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2- Financial Information

Item 2.06. Material Impairments

On August 6, 2007, Hines concluded that the goodwill carried on its balance sheet was impaired.  During the quarter ended June 30, 2007, the Company’s stock price significantly declined and circumstances indicated goodwill may be impaired. Accordingly, the Company performed the first step used to identify potential impairment in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets,” by comparing the Company’s fair value to the underlying carrying amount of its net assets, including goodwill. Based on this analysis, it was determined on August 6, 2007 that the carrying amount of the Company’s net assets exceeded fair value. Accordingly, the Company performed a preliminary analysis of the implied fair value of goodwill as of June 30, 2007, which indicated that goodwill is fully impaired. The Company expects to recognize a goodwill impairment charge of approximately $39 million in the quarter ended June 30, 2007.   The Company does not expect that the reduction will result in any future cash expenditures.

Additionally, on August 6, 2007, Hines concluded that the carrying value of assets located at its nursery in Trenton, South Carolina on its balance sheet were impaired. As described in Item 8.01 below, on August 6, 2007, the Company entered into a letter of intent to sell the fixed assets and inventory at its Trenton facility. The selling price included in the letter of intent was less than the carrying value of the long-lived assets. As a result, in the quarter ended March 31, 2007, a fixed asset impairment charge of approximately $1.1 million has been recorded to reflect the excess of the carrying value over the estimated fair value of these assets.

Section 8 - Other Events

Item 8.01. Other Events

On August 6, 2007, the Company entered into a letter of intent with Layman Wholesale Nurseries, Inc concerning the potential purchase by Layman Wholesale Nurseries, Inc. of certain of the Company’s assets, including real property, inventory and equipment, located at, and used in connection with, the Company’s Trenton, South Carolina nursery. Except for certain specified provisions, the letter of intent is non-binding and there is no assurance that the definitive documentation regarding this transaction will be successfully negotiated and executed, and if executed, that the proposed transaction will be consummated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HINES HORTICULTURE, INC.

Date: August 10, 2007	By:	/s/ Claudia M. Pieropan

Claudia M. Pieropan Chief Financial Officer, Secretary and Treasurer